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                                 EXHIBIT 23.1

                      CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 16, 1999, except as to the second paragraph of Note 8 which is as of July 14, 1999, relating to the consolidated financial statements of National Information Consortium, Inc. (the "Company"), and of our reports dated May 6, 1999, relating to the financial statements of Indian@ Interactive, Inc., Kansas Information Consortium, Inc., Nebrask@ Interactive, Inc. and Arkansas Information Consortium, Inc., which appear in the Company's Registration Statement on Form S-1 (File No. 333-77939).

/s/ PricewaterhouseCoopers LLP
Kansas City, Missouri
July 16, 1999